Exhibit 23.1

Av. Providencia 1760 Pisos 6, 7, 8, 9, 13 y 18 Providencia, Santiago Chile Fono: (56-2) 729 7000 Fax: (56-2) 374 9177 e-mail: deloittechile@deloitte.com www.deloitte.cl

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this  Registration Statement on Form F-3 of our report dated June 21, 2010 relating to the consolidated financial statements of Banco Santander Chile and Subsidiaries (the “Bank”) (which report expresses an unqualified opinion and contains explanatory paragraphs referring to the following matters: (1) as explained in Note 2 to the IFRS Consolidated Financial Statements, in 2009 the Company adopted IFRS, with January 1, 2008 being the transition date and January 1, 2009 being the official adoption date,  and the Company’s consolidated financial statements for 2008 and the consolidated opening statements of financial position have been restated for comparative purposes (2) the translation of Chilean peso amounts into U.S. dollar amounts), and of our report dated June 21, 2010 relating to the effectiveness of the Bank’s internal control over financial reporting, appearing in the Annual Report on  Form 20-F of Banco Santander Chile for the year ended December 31, 2009, and the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte

January 10, 2011

Member of Deloitte Touche Tohmatsu